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                                                                    EXHIBIT 10.1

                           HAMPSHIRE EQUITY PARTNERS

                                                              Tracey L. Rudd
                                                              Managing Partner

Mr. R. Edward Anderson
1920 Hunting Ridge Road
Raleigh, NC 27615

November 16, 2001

Dear Ed,

      I am pleased to offer you the position of Chief Executive Officer ("CEO") of Citi Trends, Inc. ("Citi Trends" or the "Company"). 'this letter will outline the terms of your employment:

POSITION:

Chief Executive Officer
Member of the Board of Directors

BASE SALARY:

$300,000 annually

START DATE:

December 10, 2001 (or sooner if practical)

PERFORMANCE BONUS:

Target is a bonus of 50% of base Salary ($150,000) contingent on achieving budgeted EBIT, as approved by the Board of Directors. The percentage bonus earned will be determined according to the following table:

       % Range                        % Range of                Bonus
       of Budget                     Target Bonus              Dollars
---------------------              ----------------      -------------------
       80%         85%              20%        25%       $ 30,000   $ 37,500
       86%         90%              27%        37%       $ 40,500   $ 55,500
       91%         99%              40%        67%       $ 60,000   $100,500
      100%        110%             100%       120%       $150,000   $180,000
      110%        120%             120%       150%       $180,000   $225,000
      120%        130%             150%       200%       $225,000   $300,000
Above 130%                         200%                  $300,000

Note: EBIT budget would be adjusted to reflect any acquisition or capital investment.

HIRING BONUS:

$75,000 paid January 1, 2002 (50%), and June 1, 2002 (50%).

BENEFITS:

Benefits consistent with the company's existing plans.

AUTOMOBILE:

Lease car - Lincoln Town Car or Buick Park Avenue.

RELOCATION:

Company will pay out of pocket moving expenses from Raleigh, NC to Savannah, GA capped at $25,000. Company will pay for temporary lodging in Savannah for up to 90 days (Capped at $7,500).

                     520 Madison Avenue, New York, NY 10022
                       (212) 453-1706 - Fax (212) 750-2970
                             Email: trudd@hampep.com

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PURCHASED EQUITY:

You will have the right until December 31, 2001 to purchase 3,500 common shares at $10 per share as well as 35 shares of preferred stock at $1,000 per share. if terminated, the purchased common and the purchased preferred will not be subject to any par right by the holder or call right by the Company if terminated for any reason but cause. If terminated for cause the Company will have the right to purchase both the common and preferred for cost plus accrued dividends.

GRANTED OPTIONS:

You will be granted 16,800 (approximately 4% of the fully diluted ownership of the Company) options that vest in equal amounts over four years on an annual basis at an exercise price of $10.00 per share. However if the Company achieves an EBITDA of $13 million or greater for any trailing twelve month period within the next four years, 4,200 options of the remaining unvested options would immediately vest at a strike price of $10.00 per share. Upon termination for a reason besides cause, the vested options will be subject to the current repurchase provisions which include a call at the Company's option at fair market value (as determined by the Board of Directors). If you are terminated for cause all vested options will be cancelled.

All unvested options will vest upon change of control but not an initial public offering.

SEVERENCE:

Upon termination by the Company for a reason besides cause, you will receive $150,000 to be paid over 6 months in arrears.

Would you please indicate your acceptance of this offer by November 19, 2001 by returning a signed copy.

                           Sincerely,

                           /s/ Tracey L. Rudd
                           ---------------------------------
                           Tracey L. Rudd
                           Managing Partner, Hampshire Equity Partners
                           On behalf of Greg Flynn
                           Chairman of the Board of Directors, Citi Trends, Inc. November 16, 2001

                           /s/ R. Edward Anderson
                           ----------------------------
                           As Agreed
                           R. Edward Anderson
                           November 16, 2001